Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

News Release

Belden Announces Preliminary First Quarter 2020 Results, Maintains Strong Balance Sheet and Liquidity

St. Louis, Missouri – April 13, 2020 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, today announced preliminary fiscal first quarter 2020 results for the period ended March 29, 2020. In addition, as a result of the significant uncertainties arising from the rapidly-evolving COVID-19 situation, the Company is withdrawing the full-year 2020 revenue and EPS guidance that it previously provided. The prior guidance did not reflect any impact from COVID-19. The Company maintains a strong balance sheet and liquidity position.

First Quarter 2020

The Company now expects first quarter 2020 revenues to be $460 - $465 million, compared to the prior guidance of $485 - $505 million.

The Company now expects first quarter 2020 GAAP EPS to be $0.30 - $0.35, compared to the prior guidance of $0.23 - $0.38. This GAAP EPS range is subject to significant adjustments as we complete an interim asset impairment analysis, which is required primarily due to equity market conditions at the end of the first quarter 2020. First quarter 2020 adjusted EPS is expected to be $0.64 - $0.69, compared to the prior guidance of $0.70 - $0.85. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

John Stroup, President, CEO, and Chairman of Belden Inc., said, “The health and safety of our associates and their families remain our top priority, and we are following CDC and WHO guidelines to maintain safe working conditions. We are very proud that our teams are finding ways to support local efforts to combat COVID-19. This includes donating surgical masks for medical centers and temporary hospitals, and cabling and connectivity products for ventilator production. In addition, we are using our 3D printers to produce components for face shields for medical workers, and rapidly developing and testing designs for N95 masks.”

Mr. Stroup continued, “Our first quarter results were tracking in line with our expectations through February, but some of our facilities, along with our customers and suppliers, are now experiencing varying levels of disruption related to the global pandemic. The situation is very dynamic and changing daily, and we have limited visibility into the extent to which our global markets and manufacturing capacity will be impacted. As a result, we believe it is prudent to withdraw our prior revenue and EPS guidance until visibility returns. That said, the Company has the solid financial foundation to weather these difficult times, including a strong balance sheet, covenant-light debt with no maturities until 2025 and beyond, and ample liquidity. Out of an abundance of caution, we proactively drew down $190 million under our revolver at the beginning of Q2, resulting in over $450 million in liquidity. Further, we are taking appropriate steps to manage our expenses and working capital. As we navigate the near-term challenges, we remain focused on the eventual recovery and the long-term opportunities for our business. We believe that many of our businesses, such as Broadband & 5G and Discrete Manufacturing, will emerge stronger than ever.”

The Company will report results for the fiscal first quarter ended March 29, 2020, before trading begins on Wednesday, April 29, 2020. Management will discuss the Company’s results during a conference call at 8:30 a.m. Eastern Time.

The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 888-599-8686; the dial-in number for participants outside the U.S. is 720-543-0302. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS)

All references to EPS within this earnings release refer to income from continuing operations per diluted share attributable to Belden common stockholders.

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
Q1 2020 EPS

Three Months Ended March 29, 2020

GAAP income from continuing operations per diluted share attributable to Belden common stockholders	$0.30 - $0.35
Amortization of intangible assets	0.28
Severance, restructuring, and acquisition integration costs	0.06
Adjusted income from continuing operations per diluted share attributable to Belden common stockholders	$0.64 - $0.69

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain revenues and gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.

We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for the purchase accounting effect of recording deferred revenue at fair value in order to reflect the revenues that would have otherwise been recorded by acquired businesses had they remained as independent entities. We believe this presentation is useful in evaluating the underlying performance of acquired companies. Similarly, we adjust for other acquisition-related expenses, such as amortization of intangibles and other impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

GAAP income from continuing operations per diluted share attributable to Belden common stockholders for the three months ended March 29, 2020 is based upon information currently available and is subject to significant adjustments as we complete an interim asset impairment analysis, which is required primarily due to equity market conditions at the end of the first quarter 2020.

Forward-Looking Statements

This release and any statements made by us concerning the subject matter of this release may contain forward-looking statements, including our expectations for the first quarter and full-year 2020, the Grass Valley divestment plan and the results of our restructuring program. Forward-looking statements also include any statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the lack of certainty as to the duration and magnitude of the impact of COVID-19 and the economic recovery from that impact; the timing of, and the need of the parties to satisfy various closing conditions for, the Grass Valley divestment; the results of the Company’s impairment analysis, which could reduce EPS and adjusted EPS; the presence of substitute products in the marketplace; the inability of the Company to develop and introduce new products and competitive responses to our products; the increased influence of chief information officers and similar high-level executives; the increased prevalence of cloud computing; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the impact of a challenging global economy or a downturn in served markets; the impact of changes in global tariffs and trade agreements; difficulty in forecasting revenue due to the unpredictable timing of orders related to customer projects; the competitiveness of the global markets in which we operate; volatility in credit and foreign exchange markets; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials; the inability to obtain components in sufficient quantities on commercially reasonable terms; disruptions in the Company’s information systems including due to cyber-attacks; perceived or actual product failures; risks related to the use of open source software; disruption of, or changes in, the Company’s key distribution channels; the inability to retain senior management and key employees; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the quarter ended December 31, 2019, filed with the SEC on February 11, 2020. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com